Exhibit 10.1

Re:           Letter of Intent Relating to Transaction

Dear Mr. Coleson:

The purpose of this letter of intent ("Letter") is to set forth certain understandings between Force Fuels, Inc., a Nevada corporation ("FOFU") and Duke Capital Management, LLC, a Texas Limited Liability Corporation ("DCM"), with respect to a proposed Investment transaction between FOFU and DCM ("Transaction") based on the following:

1.           Transaction.  FOFU and DCM presently intend that, subject to the negotiation, execution and delivery of a definitive agreement (the "Transaction Agreement") satisfactory in all respects to both parties, and to the approval of the transaction by all corporate actions required by the respective parties, DCM will Invest in Oil Wells owned by FOFU, newly formed, which is intended to be tax free and carry the rights to exploration tax credits that may or may not be available to DCM.  The parties will structure the transaction in a manner so that each of the parties can comply with applicable legal, tax and accounting requirements.  The terms of this Letter of Intent are enumerated below:

Issuer:	Force Fuels, Inc OTC BB: FOFU

Investor:	Duke Capital Management, LLC

Amount:	$500,000 to $1,500,000, Minimum $500,000 investment increments

Investors:	Institutional and/or Accredited High Net-Worth Individuals

Security:	100% payback from oil pumped in first 12 months, 30% ownership for following 60 months post payback.

Ownership and Use:	Per $500,000 investment = 5 Redd Sands wells, 1 injection system, 1 Water well if needed.

Closing Date:	June 30, 2011

Advisory Fees:	10% cash fees, 5% common stock and 5% two year warrants at market price, paid to Financial Advisor or its designees.

Confidentiality:	FOFU and DCM agree to allow FOFU to release this Letter of “Intent” for legal distribution in an 8k and Press Release.

Termination:	FOFU may at any time in its sole discretion terminate this Agreement and its right to initiate future investment increments by providing 30 days advanced notice.

2.           Transaction Agreement.  Counsel for FOFU will prepare a draft of the Transaction Agreement which will contain such further representations and warranties and terms and conditions as are customarily included in such an agreement, including, without limitation, the completion of due diligence by the respective parties.

3.           Approvals and Consents.  It is currently anticipated that the Transaction shall require approval of each respective parties' Board of Directors and shareholders as may be required by their governing documents and applicable law.  The Board of Directors of FOFU will, subject to their fiduciary duties, recommend the Transaction, and, subject to the requirements of applicable law, FOFU will seek consent needed to establish the Transaction, if needed.

1503 South Coast Drive, Suite 206 Costa Mesa, CA 92626  (949)783-6723

4.           Confidentiality.  Each of the parties, and their employees and representatives, will keep the existence of this Letter, the negotiations, and all non-public information received from the other party or its employees or representatives strictly confidential, unless required by applicable law in an 8k and Press Release.

5.           Fees and Expenses.  Each party agrees to pay their own legal; accounting and other fees and expenses incurred by it with respect to the transactions contemplated herein, whether or not the Transaction is consummated.

7.           Termination of Letter.  If the parties have not entered into a definitive agreement on or before June 30, 2011, each party shall be entitled to terminate this Letter effective on ten (10) days written notice to the other party.

8.           Binding Effect.  This Letter sets forth our understanding regarding the basic terms of the transactions described herein.  The parties acknowledge that this Letter does not contain all the material terms and provisions that will be applicable to the Transaction and is subject to Board of Directors approval on or before June 30, 2011.  Sections 4, 5 and 7 shall be binding obligations of each of the parties during the term of this Letter of Intent, and Section 4 shall survive the termination of this Letter.  The parties agree that this Letter does not (other than with respect to Sections 4, 5 and 7) create any binding obligations on any of the parties, but merely expresses our intent to proceed with the negotiation and preparation of definitive agreements reflecting these transactions.  Neither party shall have any rights or obligations whatsoever with respect to such Transaction prior to the execution and delivery of the definitive Transaction Agreement.

If the terms of this letter correctly confirm our understanding, please elect the preferred transactional Option and execute and date the enclosed copy and return it to the undersigned at your earliest convenience any time prior to April 13, 2011.  Facsimile transmission is acceptable.

Very truly yours,

Force Fuels, Inc

		/S/	Date:	April 12, 2011
By:	Tom Hemingway
Its:	Chief Executive Officer

AGREED TO AND ACCEPTED:

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		/S/	Date:	April 12, 2011
By:
Its:	President and CEO